Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement No. 333-38011, 333-44354, 333-138377, 333-188302 and 333-221142 on Form S-8 of Comfort Systems USA, Inc. of our report dated June 13, 2019 on the consolidated financial statements of Walker TX Holding, Inc. and Subsidiaries, which is included in this Current Report Amendment No. 1 on Form 8-K/A.

/s/ Crowe LLP

Dallas, Texas
June 13, 2019